Exhibit 3.1

THE COMPANIES LAW, CAP. 113

PUBLIC COMPANY

LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

HEADHUNTER GROUP PLC

1.	In these Regulations and in the Memorandum of Association:

“Affiliate”	(or any derivative thereof), in respect of a Person, means another Person directly, or indirectly through one (1) or more intermediaries, controlling, controlled by or under common control with such Person. For the purposes of this definition, the term “control” and its derivative forms refer to the ownership or control of securities of any Person ordinarily (and not merely upon the happening of an event of default, an event of noncompliance or other similar event) either (a) having the right to cause the election of a majority of such Person’s board of directors or analogous governing body or (b) having more than one-third (1/3) of the equity interest in such Person.

“Allotment Notice”	means the notice defined in Regulation 6.

“Annual General Meeting”	means the annual General Meeting of the Company held pursuant to section 125 of the Law.

“Auditors”	means the appointed auditors of the Company pursuant to the Law.

“Board”	means the board of Directors of the Company who are appointed in accordance with Regulations 75-75E.

“Business Day”	means any day other than a Saturday or a Sunday or other days in which banking institutions in Nicosia (the Republic of Cyprus) are required or authorised to stay closed.

“Chairman”	means the chairman of the meetings of the Board who is elected as chairman according to Regulation 101.

“Company”	means this company.

“Cyprus”	means the Republic of Cyprus.

“Depositary Receipts”	means the global depositary receipts or any other depositary interests representing an interest in the Company’s shares.

“Director”	means a member of the Board.

“Drag Along Notice”	means the notice defined in Regulation 4.

“HIGHWORLD”	means HIGHWORLD INVESTMENTS LIMITED, a company incorporated in the British Virgin Islands with registration number 1802016 and registered office at P.O. Box 146, Road Town, Tortola, British Virgin Islands

“Exchange”	means the stock exchange on which the shares or any instruments or depositary receipts representing the shares in the capital of the Company are listed pursuant to any Listing.

“Extraordinary General Meeting”	means a General Meeting other than an Annual General Meeting.

“Foreign Market”	means any overseas market as defined in section 2 of the Law.

“GS”	means ELQ Investors VIII Ltd, a company incorporated in England with registration number 09182214 and with registered office at Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom.

“General Meeting”	means a general meeting of Members.

“Independent Director”	means a Director considered as an “independent director” within the meaning of the rules of the Exchange.

“Law”	means the Companies Law, Cap. 113 or any law substituting or amending the same.

“Listing”	means the admission to trading on one or more recognised international stock exchanges of the shares in the capital of the Company or any instruments or depositary receipts representing shares in the capital of the Company, which provides a reasonable and genuine market for such shares, instruments or depositary receipts, of sufficient liquidity and upon which such shares, instruments or depository receipts, can be freely traded.

“Member”	means every natural and/or legal Person being registered as a holder of shares in the Company.

“Observer”	shall have the meaning ascribed to such term in Regulation 80A.

“Ordinary Resolution”	means an ordinary resolution passed by fifty per cent (50%) plus one of all Members present and voting at a General Meeting.

“Person”	means any individual, partnership, company, legal person, unincorporated organization, trust (including the trustees in their aforesaid capacity) or other entity.

“Regulations”	means the present Articles of Association of the Company.

“Seal”	means the common seal of the Company.

“Secretary”	means the secretary of the Company.

“Special Resolution”	means a special resolution of Members within the meaning of section 135(2) of the Law.

Expressions referring to “in writing” shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, email and other modes of representing or reproducing words in a visible form.

Unless the context otherwise requires, words or expressions contained in these Regulations shall bear the same meaning as in the Law or any statutory modification thereof in force at the date at which these Regulations become binding on the Company.

EXCLUSION OF TABLE “A”

2.	The Regulations contained in Table “A” in the First Schedule to the Law shall not apply except so far as the same are repeated or contained in these Regulations.

BUSINESS

3.	The Company shall pay all preliminary and other expenses and enter into, adopt or carry into effect and take over or continue (with such modifications, if any, as the contracting parties shall agree and the Board shall approve), any agreement or business or work reached or carried on (as the case might be) prior to incorporation, as the Company may decide.

SHARE CAPITAL AND VARIATION OF RIGHTS

4.	The Board shall have the power to dispose of the shares, and the Board may allot or otherwise dispose of them, including but not limited to by way of issuing other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company subject to the provisions of Regulation 5, at its discretion to such Persons at such times and generally on such terms and conditions, and provided that no shares shall be issued at a discount, except as provided by section 56 of the Law.

(a)

Other than to HIGHWORLD, GS or their respective Affiliates, no shares and/or other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company, including depositary receipts relating to shares, shall be issued to any other Person if the result of such issuance would be that (i) such Person (taken together with any Person acting in concert with them) would hold such number of shares that would together carry 30% or more, but not more than 50%, of the voting rights in the Company, or (ii) such Person (taken together with any Person acting in concert with them) would hold such number of shares that would together carry 50% or more of the voting rights in the Company, unless such Person (or any Person determined by the Board to be acting in concert with them) has made or simultaneously makes an unconditional cash offer to all

Members (which shall be open for acceptance for a period of not less than fourteen (14) calendar days from the making of the offer) to purchase all shares held by such Members at not less than the price determined by the Board for the shares included in the proposed issuance.

(b)	The total voting rights in the Company shall be calculated excluding shares held by the Company or any subsidiary thereof subject to the provisions of the Law. An offer shall not be required under this Regulation 4 solely as a result of a Person’s interest in shares bearing an increased percentage of the voting rights in the Company due to a share acquisition by the Company or any subsidiary thereof (whether such shares are subsequently held, in treasury in the case of the Company, or cancelled) being effected.

(c)	Unless the Board (in its reasonable discretion) determines otherwise, the requirements of this Regulation 4 shall not apply where:

(i)	the proposed acquisition of the relevant shares in the Company is to be effected in connection with the exercise of security rights; or

(ii)	the proposed acquisition of the relevant shares in the Company by the relevant acquirer is to be effected pursuant to the exercise of any pre-emption rights unless otherwise determined by the Company pursuant to section 60B(5) of the Law.

(d)	If at any time the Board is satisfied that any Member is or was required by this Regulation 4 to extend an offer to all Members but has failed to do so or has not acted in accordance with other provisions of this Regulation 4 or Regulation 27A (including to provide information requested by the Board pursuant to Regulation 4(g) or Regulation 27A(f)), then the Board may, within twenty-one (21) calendar days of being so satisfied, by notice (a “Suspension Notice”) to such Member and any other Person acting in concert with such Member (together the “Defaulters”), or to any depository through which interests in such shares are held, direct that:

(i)	the Defaulters shall not be entitled to vote (or direct the voting of) the shares, the acquisition of which should not have been registered or effected without an offer being made under this Regulation 4 or (in case of any other breach) such of the shares in which they have interests as the Board may determine (the “Default Shares”) (whether by written resolution or at a General Meeting either personally or by proxy) or to exercise any other right conferred by membership in the Company in relation to such Default Shares;

(ii)	except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the Default Shares, whether in respect of capital or dividend or otherwise, and the Company shall not meet any liability to pay interest on any such payment when it is paid to the Members;

(iii)	no other distribution shall be made in respect of the Default Shares; and

(iv)	the Defaulters may not transfer any of the Default Shares or any interest therein unless such is (A) pursuant to acceptance of an offer or (B) a transfer which the Board is satisfied is a bona fide sale of the whole of the beneficial ownership of the relevant Defaulter’s Default Shares to a party unconnected with any Defaulter, and the rights attaching to any Default Shares shall be suspended and/or modified accordingly, and such Default Shares shall be subject to such additional restrictions, as set out in this Regulation 4, for so long as the Suspension Notice in respect of those Default Shares remains in effect.

The Board shall only be entitled to withdraw a Suspension Notice if satisfied that neither the relevant Member nor any Person acting in concert with them has any interest in the Default Shares, if approved in advance by resolution of the Members passed at a General Meeting (excluding the Defaulters), or (I) where the Suspension Notice was given in respect of a failure to extend an offer where so required, if an offer has been made in accordance (save as to timing) with this Regulation 4 and (II) where the Suspension Notice was given in respect of any other breach, such breach is remedied.

(e)	If the proposed acquirer (taken together with any Person acting in concert with them) has acquired or has contracted pursuant to acceptances of the offer to acquire such number of shares in the Company that would together with any other shares held by the proposed acquirer (or Persons acting in concert with them) carry 90% or more of the voting rights in the Company, the proposed acquirer may give irrevocable notice (a “Drag Along Notice”) to all other Members requiring such other Members to accept the offer, and such other Members (and any Person which becomes a Member following delivery of such Drag Along Notice pursuant to the exercise of a pre-existing option or right to acquire shares, who shall be deemed to have been delivered the Drag Along Notice immediately upon becoming a Member) shall be deemed to have accepted such offer and shall accordingly be obliged to transfer their shares (and deliver executed share transfer forms) at the same time as the other shares sold under the offer (or, if later, seven (7) calendar days after the date of the Drag Along Notice being given or deemed delivered).

(f)	If any Member does not on completion of the sale of any shares pursuant to this Regulation 4 execute transfer(s) in respect of all the shares in respect of which that Member accepted, or was deemed to have accepted, an offer, that Member shall be deemed to have irrevocably appointed any Person nominated for the purpose by the Company to be his agent and attorney to execute all necessary transfer(s) on his behalf and against receipt by the Company (on trust for such Member) of the purchase monies or any other consideration payable for the relevant shares deliver such transfer(s) to the proposed acquirer (or as it may direct) and the Board shall forthwith register the proposed acquirer (or its nominee) as the holder thereof and, after the proposed acquirer (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such Person.

(g)	The Board shall have the power to require Members (or those it has reasonable grounds to suspect are Members) to provide it within fourteen (14) calendar days of request with such information (and corroborating evidence and documentation) as it may require in connection with this Regulation 4 (including, without limitation, such information as may be required to determine whether a Person holds any shares in the Company and/or is acting in concert with another Person and to establish what percentage of the voting rights in the Company are held by that Person and those acting in concert with them). The Company may make requests under this Regulation 4(g) to Members via the depository for any relevant share deposit programme.

(h)	The Board shall have full power, authority and discretion to interpret and implement this Regulation 4 and to waive part or full compliance with the same and to condition any such waiver as it sees fit (including, without limitation, by requiring Member approvals as a condition to a waiver), provided that all Members of the same class must be afforded equivalent treatment. Each decision of the Board shall be final and non-appealable. Since this Regulation 4 is for the benefit of the Company and the Members as a whole, the Board shall (in the absence of fraud, gross negligence or wilful misconduct) have no liability to any Member, any Person who has any interest in shares, or any other Person for the manner in which they exercise or refrain from exercising any powers or discretions under this Regulation 4 or for any determination which the Board makes (in good faith) as to the application of the provisions of this Regulation 4 to any particular circumstances.

5.	Unless otherwise determined by the Company pursuant to section 60B(5) of the Law, all new shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, shall be offered before their allotment to all Members on a pro-rata basis of each Member’s existing share in the capital of the Company, on a specific date fixed by the Board. Any such offer shall be made upon written notice (the “Allotment Notice”) to all Members specifying:

(a)	the number of shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares in the Company, which the Member is entitled to acquire, as well as the subscription price per share and any other terms of subscription; and

(b)	the time period (which shall not be less than fourteen (14) calendar days from the date of the Allotment Notice) within which the offer, if not accepted, shall be deemed to have been rejected.

If, until the expiry of the said time period, no notification is received from the Person to which the offer is addressed or to which the rights have been assigned that such Person accepts all or part of the offered shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares in the Company, the Board may dispose of them in any manner as it deems most favourable for the Company, provided that the relevant shares and/or other securities giving right to the acquisition of shares in the Company or which are convertible into shares in the Company shall not be allotted to the proposed allottee on terms more favourable than those indicated in the Allotment Notice.

To the extent only that any shares are issued for cash consideration, the Board may, in the same manner, dispose of any such new or original shares as aforesaid, if the proportion borne by them to the number of Persons entitled to such offer as aforesaid or by reason of any other difficulty in apportioning the same, cannot in the opinion of the Board be conveniently offered in the manner herein provided.

6.	Without prejudice to any special rights previously conferred on any Members or class of Members, any shares in the Company may be issued with such preferred, deferred or other special rights or with such restrictions, whether with regard to dividend, voting, return of capital or otherwise, as the Company, by Ordinary Resolution, may from time to time determine.

7.	Subject to the provisions of section 57 of the Law, any preference shares may be issued by passing an Ordinary Resolution on such terms that they are, or (at the option of the Company or the relevant Members) are liable to be, redeemed on such terms and in such manner as may be determined by a Special Resolution passed at the time of the redemption of such shares.

8.

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of shares of that class) may, whether or not the Company is being wound up, be altered only with the approval of a resolution passed at a separate General Meeting of the holders of the shares of such class. Subject to the Law, the provisions of these Regulations relating to General Meetings shall apply to each such separate General Meeting, except that: (a) the necessary quorum for each such separate General Meeting shall be two (2)

Persons holding or representing by proxy at least one-half (1/2) of the issued shares of the class, (b) any holder of shares of the class present in person or by proxy may demand a poll, (c) if at any previously adjourned separate General Meeting of such holders there was not a quorum, the Members present shall be deemed to form a quorum and (d) the resolution approving the variation will be deemed to have been passed in accordance with the majorities set out in section 59A of the Law.

9.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not (unless otherwise expressly provided by the terms of issue of the shares of that class) be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

10.	The Company may exercise the powers of paying commissions conferred by section 52 of the Law, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the said section and the rate of the commission shall not exceed the rate of ten per cent (10%) of the price at which the shares in respect whereof the same is paid are issued. Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

11.	Except as required by the Law, no Person shall be recognised by the Company as holding any shares upon trust, and the Company shall not be bound by, or compelled in any way to recognise (even when having notice thereof), any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Regulations or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof held by the registered holder.

12.	Notwithstanding the above, but subject to the provisions of section 112 of the Law, the Company may, in its discretion, and only if the Company is notified accordingly in writing, recognise the existence of the trust on any share even though it cannot register it in the Company’s register of Members. This recognition is made known with a letter to the trustees and is irrevocable provided this trust continues to exist, even if the trustees or some of them are replaced.

13. (a)	The Company shall keep a register of Members and a directory of Members under sections 105 and 106 of the Law, which shall be available for inspection by the Members free of charge.

(b)

Every Person whose name is entered as a Member in the register of Members shall be entitled free of charge to receive within two (2) months after allotment or recordation of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates for every one (1) or more of his shares, in each case as requested by such Member. Every certificate shall bear the Seal and shall specify the shares to which it relates and the amount paid up thereon. Provided that in respect of a share or shares held jointly by several Persons the Company shall not be bound to issue more than one (1) certificate, and delivery of a certificate for a share to one (1) of several joint holders shall be sufficient delivery to all such holders. If a share certificate becomes defaced, lost or destroyed, it may be substituted if the Member provides the evidence and indemnity and the payment of out-of-pocket expenses of the Company for investigating the evidence adduced as the Board may determine in its discretion.

14. (a)	Notwithstanding the foregoing, if the Company’s shares or Depositary Receipts or other securities are listed on any Foreign Market, the Company shall have the right not to keep a register of Members or issue share certificates in physical form, provided it complies with the relevant regulations of the relevant Foreign Market and references in these Regulations to the “register of Members” shall be construed as being references to such record of Members, if any and in whatever form, of the Company as may be maintained in accordance with the said regulations.

(b)	Notwithstanding Regulations 26-31, in the event that the Company’s shares or other securities are listed on any Foreign Market, it shall be lawful for the Company to register the transfer of shares even if no appropriate instrument of transfer has been delivered to the Company, provided that the relevant transfer has been effected in accordance with the law or the regulations governing the operation of the relevant Foreign Market. In such case, the Board shall not be entitled to refuse to recognize the transfer of such shares.

15.	The Company shall provide financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any Person of or for any shares in the Company or in its holding company, only in compliance with the Law.

LIEN

16.	The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single Person for all moneys presently payable by him or his estate to the Company; but the Board may at any time declare any share to be wholly or in part exempt from the provisions of this Regulation. The Company’s lien, if any, on a share shall extend to all dividends payable thereon as well as to any other rights or benefits attached thereto.

17.	The Company may sell, in such manner as the Board determines in its discretion, free and clear of any lien, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a written notice stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable has been given to the registered holder for the time being of the share, or the Person entitled thereto by reason of his death or bankruptcy.

18.	To give effect to any such sale, the Board may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and any excess funds shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares immediately prior to the sale.

CALLS ON SHARES

20.	The Board may from time to time call upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen (14) calendar days’ written notice specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on his shares. A call may be revoked or postponed as the Board may determine and the Members shall be accordingly notified in writing.

21.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be required to be paid by instalments, as determined by the Board in its discretion.

22.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Board may determine, such rate not to exceed eight per cent (8%) per annum, but the Board shall be permitted to waive payment of such interest wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall, for the purposes of these Regulations, be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment all relevant provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. The Board may on the issue of shares, differentiate between the holders as to the number of calls, the amount of calls to be paid and the times of payment.

25.	The Board may in its discretion receive from any willing Member an advance of all or any part of the moneys uncalled and unpaid upon any shares held by him; upon all or any of the moneys so advanced (until the same would, but for such advance, become payable) the Company shall, unless the Company in General Meeting shall otherwise direct, pay interest at a rate not exceeding five per cent (5%) per annum, as may be agreed upon between the Board and the Member paying such sum in advance.

TRANSFER OF SHARES

26.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of Members in respect thereof.

27.	Subject to any limitations contained in these Regulations, any Member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Board may approve.

27A.	No transfer of shares and/or other securities giving a right to purchase shares in the Company or which are convertible into shares in the Company, including depositary receipts relating to shares, shall be registered by the Company if the result of such transfer would be that (i) the Person acquiring such shares (taken together with any Person acting in concert with them) would hold such number of shares that would together carry 30% or more, but not more than 50%, of the voting rights in the Company, or (ii) the Person acquiring such shares (taken together with any Person acting in concert with them) would hold such number of shares that would together carry 50% or more of the voting rights in the Company, unless such Person has made or simultaneously makes an unconditional cash offer to all Members (which shall be open for acceptance for a period of not less than fourteen (14) calendar days from the making of the offer) to purchase all shares held by such Members at not less than the highest price paid by them (or by any Person determined by the Board to be acting in concert with them) for any shares (including those included in the proposed transfer) in the preceding 12 months, or, if no such transfers have taken place in respect of shares, at a price and on terms determined by the Board to be comparable to any offer for purchase of shares in the Company. For the avoidance of doubt, the provisions of this Regulation 27A shall not apply to any transfer of shares to be registered in the name of HIGHWORLD, GS or any of their respective Affiliates.

(a)	The total voting rights in the Company shall be calculated excluding shares held by the Company or any subsidiary thereof subject to the provisions of the Law. An offer shall not be required under this Regulation 27A solely as a result of a Person’s interest in shares bearing an increased percentage of the voting rights in the Company due to a share acquisition by the Company or any subsidiary thereof (whether such shares are subsequently held, in treasury in the case of the Company, or cancelled) being effected.

(b)	Unless the Board (in its reasonable discretion) determines otherwise, the requirements of this Regulation 27A shall not apply where:

(i)	the proposed acquisition of the relevant shares in the Company is to be effected in connection with the exercise of security rights; or

(ii)	the proposed acquisition of the relevant shares in the Company by the relevant acquirer is to be effected pursuant to the exercise of any pre-emption rights unless otherwise determined by the Company pursuant to section 60B(5) of the Law.

(c)	If at any time the Board is satisfied that any Member is or was required by this Regulation 27A to extend an offer to all Members but has failed to do so or has not acted in accordance with any other provision of Regulation 4 or this Regulation 27A (including to provide information requested by the Board pursuant to Regulation 4(g) or Regulation 27A(f), then the Board may, within twenty-one (21) calendar days of being so satisfied, by notice (a “Suspension Notice”) to such Member and any other Person acting in concert with such Member (together the “Defaulters”), or to any depository through which interests in such shares are held, direct that:

(i)	the Defaulters shall not be entitled to vote (or direct the voting of) the shares, the acquisition of which should not have been registered or effected without an offer being made under this Regulation 27A or (in case of any other breach) such of the shares in which they have interests as the Board may determine (the “Default Shares”) (whether by written resolution or at a General Meeting either personally or by proxy) or to exercise any other right conferred by membership in the Company in relation to such Default Shares;

(ii)	except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the Default Shares, whether in respect of capital or dividend or otherwise, and the Company shall not meet any liability to pay interest on any such payment when it is paid to the Members;

(iii)	no other distribution shall be made in respect of the Default Shares; and

(iv)	the Defaulters may not transfer any of the Default Shares or any interest therein unless such is (A) pursuant to acceptance of an offer or (B) a transfer which the Board is satisfied is a bona fide sale of the whole of the beneficial ownership of the relevant Defaulter’s Default Shares to a party unconnected with any Defaulter, and the rights attaching to any Default Shares shall be suspended and/or modified accordingly, and such Default Shares shall be subject to such additional restrictions, as set out in this Regulation, for so long as the Suspension Notice in respect of those Default Shares remains in effect.

The Board shall only be entitled to withdraw a Suspension Notice if satisfied that neither the relevant Member nor any Person acting in concert with them has any interest in the Default Shares, if approved in advance by resolution of Members passed at a the General Meeting (excluding the Defaulters), or (I) where the Suspension Notice was given in respect of a failure to extend an offer where so required, if an offer has been made in accordance (save as to timing) with this Regulation 27A and (II) where the Suspension Notice was given in respect of any other breach, such breach is remedied.

(d)	If the proposed acquirer (taken together with any Person acting in concert with them) has acquired or has contracted pursuant to acceptances of the offer to acquire such number of shares in the Company that would together with any other shares held by the proposed acquirer (or Persons acting in concert with them) carry 90% or more of the voting rights in the Company, the proposed acquirer may give irrevocable notice (a “Drag Along Notice”) to all Members requiring such Members to accept the offer, and such Members (and any Person which becomes a Member following delivery of such Drag Along Notice pursuant to the exercise of a pre-existing option or right to acquire shares, who shall be deemed to have been delivered the Drag Along Notice immediately upon becoming a Member) shall be deemed to have accepted such offer and shall accordingly be obliged to transfer their shares (and deliver executed share transfer forms) at the same time as the other shares sold under the offer (or, if later, seven (7) calendar days after the date of the Drag Along Notice being given or deemed delivered).

(e)

If any Member does not on completion of the sale of any shares pursuant to this Regulation 27A execute transfer(s) in respect of all the shares in respect of which that Member accepted, or was deemed to have accepted, an offer, that Member shall be deemed to have irrevocably appointed any Person nominated for the purpose by the Company to be his agent and attorney to execute all necessary transfer(s) on his behalf and against receipt by the Company (on trust for such Member) of the purchase monies or any other consideration payable for the relevant shares deliver such transfer(s) to the proposed acquirer (or as it may direct) and the Board shall forthwith register the proposed acquirer (or its nominee) as the holder thereof and, after the proposed acquirer (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such Person.

(f)	The Board shall have the power to require Members (or those it has reasonable grounds to suspect are Members) to provide it within fourteen (14) calendar days of request with such information (and corroborating evidence and documentation) as it may require in connection with Regulation 4 and this Regulation 27A (including, without limitation, such information as may be required to determine whether a Person holds any shares in the Company and/or is acting in concert with another Person and to establish what percentage of the voting rights in the Company are held by that Person and those acting in concert with them). The Company may make requests under this Regulation 27A(f) to Members via the depository for any relevant share deposit programme.

(g)	The Board shall have full power, authority and discretion to interpret and implement this Regulation 27A and to waive part or full compliance with the same and to condition any such waiver as it sees fit (including, without limitation, by requiring Member approvals as a condition to a waiver), provided that all Members of the same class must be afforded equivalent treatment. Each decision of the Board shall be final and non-appealable. Since this Regulation 27A is for the benefit of the Company and the Members as a whole, the Board shall (in the absence of fraud, gross negligence or wilful misconduct) have no liability to any Member, any Person who has any interest in shares, or any other Person for the manner in which they exercise or refrain from exercising any powers or discretions under this Regulation 27A or for any determination which the Board makes (in good faith) as to the application of the provisions of this Regulation 27A to any particular circumstances.

28.	The Board may decline to register the transfer of a share on which the Company has a lien.

29.	The Board may also decline to recognize any instrument of transfer unless:

(a)	the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require, to show the right of the transferor to make the transfer; and

(b)	the instrument of transfer is in respect of only one class of shares.

30.	(a) If the Board refuses to register a transfer it shall, within two (2) Business Days after the date on which the instrument of transfer was lodged with the Company, send to the transferee written notice of such refusal.

(b) The registration of transfers may be suspended at such times and for such periods as the Board may determine from time to time, provided always that such registration shall not be suspended for more than thirty (30) calendar days in any year.

31.	The Company shall be entitled to charge a fee, which the Board may specify from time to time, on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

TRANSMISSION OF SHARES BY REASON OF DEATH OR BANKRUPTCY OR LIQUIDATION OR

MERGER OR SIMILAR EVENT

32.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, shall be the only Persons recognized by the Company as having any title to his interest in the shares. Nothing herein contained, however, shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other Persons.

33.	In case of death, bankruptcy, liquidation, merger or other similar event with respect to a Member, the legal representative of the Member who has died, been declared bankrupt, been liquidated, merged or is the object of a similar event, is entitled, upon providing the necessary supporting evidence to the Company to be registered as the owner of the shares held by said Member. Such legal representative has the right to nominate another Person to be registered as the transferee thereof.

34.	In case the legal representative nominates another Person to be the transferee of the relevant shares, the legal representative shall disclose his decision and take all actions and execute all contracts, instruments or other documentsnecessary for the legal transfer of the relevant shares to the Person who has been so nominated. In this case, all the limitations, restrictions and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy or liquidation or merger or similar event with respect to the Member had not occurred and the notice or transfer was part of the process of a contractual transfer signed by that Member.

35.

Any legal representative who would acquire a right over shares by reason of the death or bankruptcy or liquidation or merger or similar event with respect to the holder shall be entitled to the same dividends and other benefits to which he would be entitled if he were the registered holder of the relevant shares, except that he shall not, before being registered as a Member in respect of the said shares, be entitled in respect of them to exercise any right conferred by virtue of being a Member in relation to General Meetings. Notwithstanding the foregoing, the Board may, at any time give notice requiring any such Person to elect, the latest within ninety (90) calendar days either to be registered himself or to transfer the relevant shares. In case the notice is not complied with within ninety (90) calendar days from the day when it was given, the Board may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

36.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may, at any time thereafter, during such time as any part of the call or instalment remains unpaid, serve a written notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.	The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

38.	If the payments set forth in such notice are not paid or any other conditions not satisfied, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

39.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board determines in its discretion, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board determines in its discretion.

40.	A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

41.	A statutory declaration by a Director or the Secretary so stating and stating that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

42.	The provisions of these Regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the shares or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

43.	The Company may, by a resolution of the General Meeting passed in accordance with section 59A of the Law, from time to time, increase the share capital by such sum, to be divided into shares of such amount, as the said resolution shall prescribe.

44.	The Company may by an Ordinary Resolution of the General Meeting passed in accordance with section 59A of the Law:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the provisions of section 60(1)(d) of the Law;

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person.

by Special Resolution:

(1)	reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law;

(2)	Subject to the provisions of the Law, purchase its own shares.

GENERAL MEETINGS

45.	The Company shall hold a General Meeting each year as its Annual General Meeting in addition to any other General Meetings in that year, and shall provide notice of such General Meeting, specifying such General Meeting as the Annual General Meeting in the notices calling it. Not more than fifteen (15) months shall elapse between the date of one Annual General Meeting and that of the next; provided that so long as the Company holds its first Annual General Meeting within eighteen (18) months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The Annual General Meeting shall be held at such time and place as the Board shall appoint.

46.	All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings”.

47.	The Board may, whenever it determines in its discretion, convene an Extraordinary General Meeting, and Extraordinary General Meetings shall also be convened by the Board on request of Members, according to the provisions of section 126 of the Law or, upon the failure of the Board to so convene a meeting, may be convened, by such Members themselves, as provided by section 126 of the Law.

NOTICE OF GENERAL MEETINGS

48.	An Annual General Meeting and a General Meeting called for the passing of a Special Resolution shall be called by at least twenty-one (21) calendar days’ written notice .. All other General Meetings shall, subject to complying with section 127 of the Law, be called by at least fourteen (14) calendar days’ written notice. The notice period shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, the date and the hour of the General Meeting and, in case of special business, the general nature of that business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the General Meetings to such Persons as are, under these Regulations, entitled to receive such notices from the Company.

A General Meeting may be held via a conference call or other means whereby Persons present may simultaneously hear and be heard by all the other Persons present and the Persons who participate in such a manner are considered to be present at the General Meeting. In such a case the meeting shall be deemed to have taken place where the secretary of the General Meeting is situated.

Notwithstanding that it is called by shorter notice than that specified in this Regulation, provided this is allowed by Law, a General Meeting shall be deemed to have been duly called if it is so agreed:

(a)	in the case of a General Meeting called as the Annual General Meeting, by all the Members entitled to attend and vote thereat; and

(b)	in the case of any other General Meeting, by a majority in number of the Members having a right to attend and vote at the General Meeting, being a majority together holding not less than ninety five per cent (95%) in nominal value of the shares giving that right.

49.	The accidental omission to give notice of a General Meeting to, or the non-receipt of such a notice by, any Person entitled to receive such notice, shall not invalidate the proceedings at that General Meeting.

PROCEEDINGS AT GENERAL MEETINGS

50.	All business to be transacted at an Extraordinary General Meeting shall be deemed special; all business that is transacted at an Annual General Meeting shall be deemed special, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Board and Auditors, or any such other reports as required by the Law, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the Auditors.

51.	No business shall be transacted at any General Meeting unless a quorum of Members is present at the time when the General meeting proceeds to business. Unless otherwise provided in these Regulations, three (3) Members present in person or by proxy shall form a quorum. In case of a meeting called for the consideration of the appointment, removal or substitution of a Director pursuant to Regulation 75C, the Member present in person or by proxy who has the right to receive notice, attend and vote at the relevant General Meeting shall form a quorum.

52.	If a quorum is not present within half an hour from the time appointed for the General Meeting, the General Meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Board may determine, and if at the adjourned General Meeting a quorum is not present within half an hour from the time appointed for the General Meeting, the Members present at such time shall then constitute a quorum.

53.	All notices and other communications concerning the General Meeting that each Member is entitled to receive must also be sent to the Auditors.

54.	The Chairman, if any, shall preside as chairman at every General Meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the General Meeting or is unwilling to act, the Directors present shall elect one of their number to be chairman of the General Meeting.

55.	If at any General Meeting no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the General Meeting, the Members present shall choose one of their number to be chairman of the General Meeting.

56.	The chairman of the General Meeting may, with the consent of any General Meeting at which a quorum is present (and shall if so directed by the General Meeting), adjourn the General Meeting from time to time and from place to place, but no other business shall be transacted at any adjourned General Meeting other than the business left unfinished at the General Meeting from which the adjournment took place. When a General Meeting is adjourned for thirty (30) calendar days or more, notice of the adjourned General Meeting shall be given as in the case of an original General Meeting. Except as provided in this Regulation 56, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned General Meeting.

57.	At any General Meeting any resolution put to the vote of the General Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the chairman of the General Meeting; or

(b)	by at least three (3) Members present in person or by proxy; or

(c)	by any Member or Members present in person or by proxy and representing not less than one-tenth (1/10) of the total voting rights of all the Members having the right to vote at such General Meeting; or

(d)	by a Member or Members holding shares in the Company conferring a right to vote at the General Meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth (1/10) of the total sum paid up on all the shares conferring that right.

Unless a poll be so demanded, a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

58.	Except as provided in Regulation 60, if a poll is duly demanded, it shall be taken in such manner as the chairman of the General Meeting directs, and the result of the poll shall be deemed to be the resolution of the General Meeting at which the poll was demanded.

59.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the General Meeting shall not have a second or “casting vote”.

60.	A poll demanded on the election of a chairman of the General Meeting or on a question of adjournment of the General Meeting shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the General Meeting directs, and any business other than upon which a poll has been demanded may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

61.	Subject to any rights or restrictions then attached to any class or classes of shares, on a show of hands, every Member present in person or by proxy shall have one (1) vote, and on a poll, every Member shall have one (1) vote for each share of which he is the holder.

62.	In the case of joint holders, the vote of the senior Person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

63.	A Member of unsound mind, or in respect of whom an order has been issued by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, through the administrator of his property, his committee, receiver, curator bonis, or other Person with a similar capacity, appointed by that Court. These Persons may, on a poll, also vote by proxy.

64.	No Member shall be entitled to vote at any General Meeting unless all calls or other sums presently payable by him in respect of his shares in the Company have been paid.

65.	No objection shall be raised as to the qualification of any voter except at the General Meeting or adjourned General Meeting at which the vote objected to is given or tendered and every vote not disallowed at such General Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the General Meeting whose decision shall be final and conclusive.

66.	On a poll taken at a General Meeting, the Members who have a right to vote can vote, either personally or by proxy. In each case:

(a)	Members who have a right to more than one (1) vote may, when voting, choose not to exercise all their voting rights in the same way, but may choose to cast each vote in a different way; and

(b)	the authorization granted to a proxy need not be the same for all the shares in relation to which the proxy is being appointed by the Member.

67.	Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy shall be in writing signed in writing by the appointer or of his duly authorised attorney, or, if the appointer is a corporation, either under seal or signed by a duly authorized officer or attorney. A proxy need not be a Member of the Company.

68.	Without prejudice to the rights of Members to appoint proxies under section 130 of the Law, the instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place within Cyprus as is specified for that purpose in the notice convening the General Meeting, at any time before the time for holding the General Meeting or adjourned General Meeting, at which the Person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and any instrument of proxy that does not comply with such provisions shall not be treated as valid.

69.	An instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“(Name of the Company) Limited

I/We                , of

being a Member/Members of the above-named Company, hereby appoint,                 ,                , of                            ,

or failing him                of                ,

as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the    day of                ,20    , and at any adjournment thereof.

Signed this day of                , 20    ”

70.	Where it is desired to afford Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“ (Name of the Company)     Limited.

I/We,                 , of                .

being a Member/Members of the above-named Company, hereby appoint                ,                , of                 ,

or failing him                of                ,

as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the    day of                ,20    , and at any adjournment thereof.

Signed this    day of                ,20

This form is to be used in favour of/* against the resolution. Unless otherwise    instructed, the proxy will vote as he thinks fit.

*    Strike out whichever is not desired in this case.”

71.	The instrument appointing a proxy shall be deemed to confer authority to the proxy to demand or join in demanding a poll.

72.	A vote given in accordance with the terms of an instrument of proxy shall be valid, notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its office before the commencement of the General Meeting or adjourned General Meeting at which the proxy is used.

73.	Subject to the provisions of the Law, a resolution in writing signed or approved by letter, email or facsimile by each Member for the time being entitled to receive notice of and to attend and vote at General Meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a General Meeting duly convened and held. Any such resolution may consist of several documents in the like form each signed by one (1) or more of the Members or their attorneys, and signature in the case of a corporate body which is a Member shall be sufficient if made by a director or other authorised officer thereof or its duly appointed attorney.

CORPORATIONS ACTING BY REPRESENTATIVES

AT GENERAL MEETINGS

74.	Any corporation which is a Member may, by resolution of its board of directors or other governing body, authorise such Person as it thinks fit to act as its representative at any General Meeting or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents, as that corporation could exercise if it were a natural Person.

BOARD OF DIRECTORS

75.	Unless and until otherwise determined by the Company in General Meeting, the number of Directors shall be nine (9).

75A.	For as long as HIGHWORLD is a Member holding together with GS not less than thirty five per cent (35%) of the issued shares in the Company, HIGHWORLD shall have the right to nominate, substitute and appoint three (3) Directors, one of whom shall be designated by HIGHWORLD as the Chairman of the Board. For as long as HIGHWORLD is a Member holding not less than seven per cent (7%) of the issued shares in the Company and does not have the right to designate directors pursuant to the first sentence of this Regulation 75A, it shall have the right to designate one of the Directors to be the Chairman of the Board, provided the rights granted to HIGHWORLD are deemed to be special rights.

75B.	For as long as GS is a Member holding together with HIGHWORLD not less than thirty five per cent (35%) of the issued shares in the Company, GS shall have the right to nominate, substitute and appoint two (2) Directors, provided the rights granted to GS are deemed to be special rights.

75C.	The voting rights of all Members shall be subject to the above Regulations 75A and 75B and at any proposed General Meeting and/or proposed resolution of the General Meeting and/or any proposed unanimous written resolution of the General Meeting for the appointment, removal or substitution of a Director whom HIGHWORLD has the right to appoint, remove or substitute pursuant to Regulation 75A above or of a Director whom GS has the right to appoint, remove or substitute pursuant to Regulation 75B above, as the case may be, only HIGHWORLD or GS shall have a right to receive notice of, attend and vote and no other Member shall have any right with respect thereto.

75D.	In case of any proposed resolution for the amendment of the provisions of these Regulations in relation to the procedure and rights to appoint and remove Directors (including, but not limited to, Regulations 51, 75, 75A, 75B, 75C, 75D, 91 and 92) or in case of any other proposed resolution which directly or indirectly affects the rights of the Members to appoint and remove Directors as provided herein, the holder of the shares held by GS shall have the same number of votes as the holder of the shares held by HIGHWORLD.

75E.	Any Director not appointed, removed or substituted in accordance with Regulations 75A and 75B shall be appointed, removed or substituted by an ordinary resolution of the General Meeting.

76. (1)	The remuneration of the Directors shall be determined from time to time by the Company in General Meeting by an Ordinary Resolution.

(2)	Any Director who, upon the request of the Company, offers special services to the Company or needs to travel or stay abroad serving the purposes of the Company, shall receive from the Company such additional remuneration in the form of salary, grant, out-of-pocket expenses or in any other manner as the Board may decide.

77.	The requirements for a Director to own shares in order to stand for election may be determined by the Company in General Meeting; unless and until so determined, no share ownership shall be required.

78.	The Directors of the Company may be or become members of the board of directors or other officers of, or otherwise be interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Company otherwise directs.

BORROWING POWERS

79.	The Board may exercise all the powers of the Company to borrow or raise money without limitation or to guarantee and to mortgage, pledge, assign or otherwise charge its undertaking, property, assets, rights, choses in action and book debts, receivables, revenues and uncalled capital or any part thereof and to issue and create debentures, debenture stock, mortgages, pledges, assignments, charges or other securities as security for any debt, liability or obligation of the Company or of any third party.

POWERS AND DUTIES OF THE BOARD OF DIRECTORS

80.	The business of the Company shall be managed by the Board, who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Law or by these Regulations, required to be exercised by the Company in General Meeting, subject, nevertheless to any of these Regulations, to the provisions of the Law and to such regulations, being not inconsistent with the aforesaid Regulations or provisions as may be prescribed by the Company in General Meeting. But no regulation made by the Company in General Meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made.

80A.

For so long as HIGHWORLD and GS are Members holding at least seven per cent (7%) of voting rights, each will have the right to appoint two (2) Persons to attend any meeting or meetings of the Board, and/or any committee established by the Board under, and in accordance with, these Regulations, as observers and any Person so appointed (an “Observer”), subject to entering into a standard confidentiality agreement with the Company, shall be given (at the same time as provided to the

Directors and/or committee members, as relevant) notice of all meetings of the Board and/or the committee to which the Observer has been appointed (as relevant), and to which that Observer is entitled to attend, and shall be given all agendas, minutes and other relevant papers relating to such meetings. An Observer shall be entitled to attend any meetings to which it has been appointed, provided that the Observer shall not be entitled in any circumstances to vote at any such meeting and he shall not be counted for the purpose of quorum. HIGHWORLD and GS may, jointly, at any time and from time to time (i) remove any Observer appointed by them and appoint another Person in his or her place in accordance with the provisions of this Regulation; and/or (ii) limit or exclude the attendance of an Observer in certain meetings of the Board and/or any committee (or any part thereof).

81.	The Board may, from time to time, and at any time appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board, to be the authorised representative or attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Regulations) and for such period and subject to such conditions as it may think fit, and any such authorisation or power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such authorised representative or attorney as the Board may think fit and may also authorise the aforementioned authorised representative or attorney to delegate all or any of the powers, authorities and discretions vested in him.

82.	The Company may exercise the powers conferred by section 36 of the Law with regard to having an official Seal for use abroad, and such powers shall be vested in the Board.

83.	The Company may exercise the powers conferred upon the Company by the Law with regard to the keeping of a register outside Cyprus, and the Board may (subject to the provisions of the Law) make and vary regulations as it may think fit with respect to the keeping of any such register.

84. (1)	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Board in accordance with section 191 of the Law.

(2)	A Director shall not vote in respect of any contract or arrangement in which he is interested, and, if he shall do so, his vote shall not be counted, nor shall he be counted in the quorum present at the meeting.

(3)

The Directors may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration or otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Directors so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Directors holding that office or of the fiduciary relation thereby established.

(4)	The Directors may act in a professional capacity by themselves or through the firm to which they belong for the Company, and they or the firm to which they belong to, shall be entitled to remuneration for their professional services, without taking into account their capacity as Directors. Provided that nothing herein contained shall authorise a Director or the firm to which he belongs to act as Auditors.

85.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

86.	The Board shall cause minutes to be made in the books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors present at each meeting of the Board and of any committee of the Board; and

(c)	of all resolutions and proceedings at all General Meetings, of meetings of the Board, and of committees of the Board.

PENSIONS

87.	The Board may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any Person or Persons in respect of services rendered by him or them to the Company whether as managing Directors or in any other office or employment under the Company or indirectly as officers or employees of any subsidiary or Affiliate, notwithstanding that he or they may be or may have been a Director of the Company and the Company may make payments towards insurance, trusts, schemes or funds for such purposes in respect of such Person or Persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such Person or Persons.

DISQUALIFICATION OF DIRECTORS

88.	The office of any of the Directors shall be vacated if:

(a)	the Director ceases to be a Director by virtue of section 176 of the Law; or

(b)	the Director becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	the Director becomes prohibited from being a Director by reason of any order made under section 180 of the Law; or

(d)	the Director becomes permanently incapable or performing his/her duties due to mental or physical illness or due to his/her death;

(e)	the Director resigns his office by notice in writing to the Company;

(f)	the Member who has the right to appoint, remove or substitute the relevant Director pursuant to Regulations 75A or 75B has ceased to be a Member; or

(g)	in of the case of an Independent Director, the Director does not meet the independence criteria within the meaning of the rules of the Exchange.

APPOINTMENT OF ADDITIONAL DIRECTORS AND

REMOVAL OF DIRECTORS

89.	The Company may, from time to time, by Ordinary Resolution, increase or reduce the number of Directors, provided that such number shall not be smaller or greater than the minimum or maximum number of Directors as provided in these Regulations.

90.	Subject to Regulations 75A, 75B, 75C and 75E, the Board shall have power at any time, and from time to time, to appoint any Person to be a Director, either to fill a vacancy or as an addition to the existing Directors, provided that that the total number of Directors shall not at any time exceed the number fixed in accordance with these Regulations. Any Director so appointed shall hold office only until the next following Annual General Meeting, and shall then be eligible for re-election.

91.	Subject to Regulations 75A, 75B, 75C and 75E, the Company may, by Ordinary Resolution, of which special notice has been given in accordance with section 136 of the Law, remove any Director before the expiration of his period of office notwithstanding anything in these Regulations or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

92.	Subject to Regulations 75A, 75B, 75C and 75E, at any time, and from time to time, the Company may (without prejudice to the powers of the Board under Regulation 90) by Ordinary Resolution appoint any Person as Director and determine the period for which such Person is to hold office.

PROCEEDINGS OF MEETINGS OF THE BOARD

93.	The Board may meet together to carry outbusiness, adjourn, or otherwise regulate its meetings as it determines in its discretion, and matters arising at any meeting shall be decided by a simple majority of votes present at such meeting. In case of a tie, the Chairman shall not have a second or casting vote. Any Director may, and the secretary on the requisition of a Director shall, at any time summon a meeting of the Board. It shall be necessary to give at least a ninety six (96) hour written notice of a meeting of the Board to each Director. Such notice may be waived by all the Directors in writing, and such notice shall be deemed waived if all Directors attend such meeting and do not object to the meeting. A meeting may be held by telephone or other means whereby all Persons present may at the same time hear and be heard by everybody else present and Persons who participate in this way shall be considered present at the meeting. In such case the meeting shall be deemed to be held where the secretary of the meeting is located.

94.	The quorum necessary for the transaction of the business of the Board shall be determined by the Board and in case it is not so determined, then at least half (1/2) of the total number of Directors attending a meeting in person or by an alternate shall form a quorum.

95.	RESERVED.

96.	RESERVED.

97.	RESERVED.

98.	RESERVED.

99.	RESERVED.

100.	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Regulations as the necessary quorum of Board meetings, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a General Meeting, but for no other purpose.

101.	Subject to Regulation 75A, the Board may elect a Chairman of its meeting and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of the Directors to be Chairman of the meeting.

102.	The Board may delegate any of its powers to a committee or committees consisting of one (1) or more Directors as the Board determines in its discretion; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board, as to its powers, constitution, proceedings, quorum or otherwise. For so long as HIGHWORLD and GS are Members, each will have the right to appoint one (1) Director designated by such Member to the nominating and governance committee and to the compensation committee.

103.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

104.	Subject to any regulations imposed on it by the Board, a committee may meet and adjourn as it deems proper and questions arising at any meeting shall be determined by a majority of votes of its members present.

105.	All acts taken at any meeting of the Board or of a committee of the Board or by any Person acting in his capacity as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

106.	A resolution in writing signed or approved by letter, email or facsimile by each Director or his alternate shall be as valid and effectual as if it had been passed at a meeting of the Board or a committee duly convened and held and when signed, may consist of several documents each signed by one (1) or more of the Persons aforesaid.

ALTERNATE DIRECTORS

107. (a)	Subject to the prior written approval of the Board, excluding the vote of the Director nominating another Director or any Person not being a Director, to act as his alternate Director, each Director shall have power, from time to time, to nominate another Director or any Person not being a Director, to act as his alternate Director, either to act for a specific purpose or in general and at his discretion to remove such alternate Director provided the appointment of such alternate Director shall not create or lead to an actual or potential conflict of interest for such alternate Director.

(b)	An alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the terms and conditions existing with reference to the Directors, and shall be entitled to receive notices of all meetings of the Directors and to attend, speak and vote at any such meeting at which his appointor Director is not present.

(c)	One (1) Person may act as alternate Director to more than one Director and while he is so acting shall be entitled to a separate vote for each Director he is representing and, if he is himself a Director, his vote or votes as an alternate Director shall be in addition to his own vote.

(d)	Any appointment or removal of an alternate Director may be made by letter, email, facsimile or in any other manner approved by the Board. Any email or facsimile shall be confirmed as soon as possible by letter but may be acted upon by the Company meanwhile.

(e)	If a Director making any such appointment as aforesaid shall cease to be a Director, other than by reason of vacating his office at a General Meeting at which he is re-elected, the Person appointed by him shall thereupon cease to have any power or authority to act as an alternate Director.

(f)	An alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Board attended by him at which he is entitled to vote.

(g)	An alternate Director shall be fluent in the English language and shall be of high moral character.

(h)	An alternate Director, if so required by the Board, shall be signing a non-disclosure agreement before joining the Board.

(i)	Any Person acting as alternate Director shall be deemed to be an officer of the Company and shall be personally liable to the Company for his/her acts and omissions and his/her remuneration shall be paid out of the remuneration of the Director appointing him/her and shall consist of such part of such remuneration as it may be agreed between the appointor Director and his alternate.

MANAGING DIRECTOR

108.	The Board may from time to time appoint one or more Directors to the office of managing Director for such period and on such terms as it thinks fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. A Director so appointed shall not (whilst holding that office) be subject to retirement in turn nor shall he be counted in the selection of the Directors retiring in turn. His appointment shall be automatically terminated if he ceases for any cause to be a Director.

109.	A managing Director shall receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) as the Board may determine from time to time. The remuneration of the Director appointed as managing Director shall be independent of and additional to the remuneration fixed by virtue of Regulation 81.

110.	The Board may entrust to and confer upon a managing Director any of the powers exercisable by them, upon such terms and conditions and with such restrictions as it may think fit, and, either collaterally with or to the exclusion of its own powers and may, from time to time, revoke, withdraw, alter or vary all or any of such powers.

SECRETARY

111.	The Secretary shall be appointed by the Board for such term, at such remuneration and upon such conditions as it may determine in its discretion; and any Secretary so appointed may be removed by the Board.

112.	No Person shall be appointed or hold office as Secretary who is:

(a)	the sole Director of the Company; or

(b)	a corporation the sole director of which is at the same time the sole Director of the Company; or

(c)	the sole director of a corporation which is the sole Director of the Company.

113.	A provision of the Law or these Regulations requiring or authorising any action by or to a Director and the Secretary shall not be satisfied if the same Person is acting both as Director and as, or in place of, the Secretary.

SEAL

114 (a)	The Board shall provide for the safe custody of the Seal, which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf, and every instrument to which the Seal shall be affixed shall be signed by a Director or his alternate and shall be countersigned by the Secretary or by a second Director or his alternate or by some other Person appointed by the Board for this purpose.

(b)	The Company may have, in addition to the said Seal, an official seal under the provisions of section 36(1) of the Law and which shall be used for the purposes stated in the said section.

DIVIDENDS AND RESERVE

115.	The Company in General Meeting may declare dividends, but no dividend shall exceed the amount recommended by the Board.

116.	The Board may, from time to time, declare such interim dividends the Board determines in its discretion to be justified by the profits of the Company.

117.	No dividend shall be declared otherwise than out of profits.

118.	The Board may, before recommending any dividend, set aside out of the profits of the Company such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, and, pending such application, may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may, from time to time, determine in its discretion. The Board may also, without placing the same to the reserve, carry forward any profits which it may think prudent not to distribute.

119.	Subject to the rights of Members, if any, holding shares with special rights as to dividends, all dividends shall be declared and paid according to the number of shares held by each Member.

120.	The Board may deduct from any dividend payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

121.	When the Company declares a dividend or bonus according to the present Regulations, it may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets, including paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Board shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient, and in particular may issue certificates evidencing fractional interests in shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the payment of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

122.	Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named in the register of Members or to such Person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders.

123.	No dividend shall bear interest against the Company.

ACCOUNTS

124.	The Board shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if such books of account are unable to provide a true and fair view of the state of the Company’s affairs and to explain its transactions.

125.	The books of account shall be kept at the registered office of the Company, or, subject to section 141(3) of the Law, at such other place or places as the Board determines in its discretion, and shall always be open to the inspection of the Directors.

126.	The Board shall, from time to time, determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorised by the Board or by the Company in General Meeting.

127.	The Board shall, from time to time, in accordance with sections 142 and 151 of the Law, cause to be prepared and to be presented to the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as are referred to in the aforesaid sections.

128.	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be presented to the Company in General Meeting, together with a copy of the Auditors’ report shall, not less than twenty-one (21) calendar days before the date of the General Meeting, be sent to every Member of, and every holder of debentures of the Company and to every Person registered under Regulation 33.

Notwithstanding the foregoing, this Regulation shall not require a copy of those documents to be sent to any Person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

CAPITALISATION OF PROFITS

129.	The Company in General Meeting may, upon the recommendation of the Board, resolve that it is desirable to capitalise any part of the amount then credited to the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and, accordingly, that such sum be set free for distribution, to the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such Members in the proportions aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution.

Provided that the share premium account and the capital redemption reserve fund may, for the purposes of this Regulation, only be applied in the paying up of unissued shares to be issued to Members of the Company as fully paid bonus shares.

130.	Whenever such a resolution as aforesaid shall have been passed, the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid up shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Board to follow such provisions by the issue of certificates evidencing fractional shares or by payment in cash or otherwise as it thinks fit for the case of shares or debentures becoming distributable in fractions and also to authorise any Person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.

AUDIT

131.	Auditors shall be appointed and their duties regulated in accordance with the Law.

NOTICES

132.	A notice may be given by the Company either personally or by sending it by post, email or facsimile to the intended recipient or to their registered address. Where a notice is sent by post, service of the notice shall be deemed to be effected, provided that it has been properly mailed, addressed, and posted, at the expiration of twenty-four (24) hours after same is posted. Where a notice is sent by email or facsimile, it shall be deemed to be effected as soon as it is sent, provided, in the event of email, there is no notification of non-receipt, and, in the event of facsimile, there will be the relevant transmission confirmation.

133.	A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the register of Members in respect of the share.

134.	A notice may be given by the Company to the Persons entitled to a share upon the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

135.	Notice of every General Meeting shall be given in any manner herein-before authorised to:

(a)	every Member, except those Members who have not supplied to the Company a registered address for the giving of notices to them;

(b)	every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member, but for his death or bankruptcy, would be entitled to receive notice of the General Meeting, and

(c)	the Auditors.

No other Person shall be entitled to receive notices of General Meetings.

136.	Subject to section 127A of the Law, notwithstanding any other provision hereof, for as long as the Company’s shares are listed on a Foreign Market, a notice sent in accordance with the rules of such Foreign Market shall constitute sufficient notice to each Member for all purposes under these Regulations.

WINDING UP

137.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems reasonable upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

138.	Every Director or other officer for the time being of the Company shall be indemnified out of the assets of the Company against any losses or liabilities which he may sustain or incur in or about the execution of his duties including liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 383 of the Law, in which relief is granted to him by the Court and no Directors or officers of the Company shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this Regulation shall only have effect insofar as its provisions are not avoided by section 197 of the Law.